EXHIBIT 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jennifer Hammarlund	Kristen Baird Adams
216-222-9849	216-222-8202
jennifer.hammarlund@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS 2005 FOURTH QUARTER AND FULL YEAR
RESULTS
     CLEVELAND—January 17, 2006— National City Corporation (NYSE: NCC) today reported fourth quarter 2005 net income of $398 million, or $.64 per diluted share, and full year 2005 net income of $2.0 billion, or $3.09 per diluted share. Fourth quarter net income included pretax charges aggregating $115 million, equal to $75 million after-tax or $.12 per diluted share, pertaining to the Corporation’s Best In Class program and other initiatives.
     Fourth quarter 2004 net income was $960 million, or $1.46 per diluted share. Full year 2004 net income was $2.8 billion, or $4.31 per diluted share. These results include an after-tax gain of $477 million on the sale of a former subsidiary, National Processing, Inc., net of sale expenses. Exclusive of that gain, fourth quarter 2004 net income would have been $483 million, or $.72 per diluted share, and full year net income would have been $2.3 billion, or $3.57 per diluted share.
     Results for both 2005 and 2004 include other unusual or infrequently occurring items as described later in this release.
Chairman’s Comments
     Chairman and CEO David A. Daberko commented, “Our 2005 results were positive despite a challenging environment in certain businesses. Loan growth was quite good in commercial, residential real estate and home equity. Net interest margin held up reasonably well, despite narrow loan spreads and a flat yield curve. Our retail bank delivered significant growth in deposit fee income and continued growth in households. As expected, mortgage
(more)

banking earnings fell sharply in 2005 due to cyclically lower volumes and gains on sale of mortgages, as well as lower hedging gains. We believe that we are now at the low point of the mortgage cycle.”
     “Consumer charge-offs increased in the fourth quarter as a result of a spike in consumer bankruptcy filings associated with the change in bankruptcy laws in October. Beyond this one-time event, we do not see any adverse trends in consumer charge-offs going forward. Commercial credit quality remains sound.”
     Mr. Daberko concluded, “For 2006, we expect continued growth in revenue and lower expenses, aided by our Best In Class initiative which is now fully under way. We also will be open to targeted acquisitions to enhance our presence in certain markets, such as our recently announced plans to acquire Forbes First Financial Corporation, an eight branch bank in St. Louis.”
Fourth Quarter Charges
     As noted, fourth quarter 2005 results included pretax charges aggregating $115 million, or $75 million after-tax ($.12 per diluted share), as follows: $56 million ($.06 per share) of severance and other costs associated with Best In Class implementation, a $29 million loss ($.03 per share) on the securitization of indirect auto loans pursuant to the discontinuance of this business, and $30 million ($.03 per share) of contributions expense related to securities donated to the Corporation’s charitable foundation.
     In addition, the fourth quarter included other income and expense items as described later in this release.
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.2 billion for the fourth quarter of 2005, consistent with the preceding and year earlier periods. Net interest margin was 3.74% compared with 3.72% for the third quarter of 2005 and 4.01% for the fourth quarter of 2004. The lower margin reflects a flatter yield curve, a lower spread on mortgages held for sale, and the effects of narrower commercial and consumer loan spreads.
(more)

     For the full year, tax-equivalent net interest income was $4.7 billion, up 6% from 2004. Net interest margin was 3.74% in 2005 versus 4.02% in 2004. Higher levels of earning assets more than offset the effects of a lower net interest margin in 2005.
     During the fourth quarter of 2005, the Corporation reclassified the amortization of certain deferred loan origination costs from noninterest income to net interest income which had the effect of reducing reported net interest margin, with no effect on net income. Results for prior periods have been reclassified to conform with the current presentation.
Loans and Deposits
     Average portfolio loans for the fourth quarter of 2005 increased 7% compared with the same period in 2004 due to strong commercial, residential real estate and home equity lending. Compared with the third quarter of 2005, average portfolio loans decreased, reflecting the sale or securitization of $3.6 billion of consumer home equity and auto loans during the fourth quarter. Management expects to sell or securitize more of its National Home Equity and First Franklin loan production in future periods.
     Average core deposits, excluding mortgage-banking escrow balances, were $64 billion for the fourth quarter, up slightly from the preceding quarter and the fourth quarter of 2004. Retail deposits continued to grow, while corporate balances declined somewhat due to higher interest rates.
Noninterest Income
     Fees and other income for the fourth quarter of 2005 were $768 million, compared with $748 million in the third quarter of 2005 and $727 million in the fourth quarter of 2004, excluding the gain on the sale of National Processing described earlier. Mortgage banking revenue increased on both a linked-quarter and year-over-year basis. Net hedging gains on mortgage servicing rights (MSRs) were $15 million and $43 million pretax in the fourth and third quarters of 2005, respectively, versus net hedging losses of $10 million pretax in the fourth quarter of last year.
     Deposit service charges for the fourth quarter of 2005 grew 13% compared with the fourth quarter of last year and 2% compared with the preceding quarter, reflecting growth in both the number of accounts and fee-generating transactions. Comparisons of fees and other
(more)

income on both a linked quarter and year-over-year basis are affected by several unusual or nonrecurring items. Fees and other income for the fourth quarter of 2005 included an $18 million gain on the sale of home equity lines and a $29 million loss on the securitization of indirect auto loans. For the fourth quarter of 2004, fees and other income included a $714 million of gain on the sale of National Processing and a $14 million gain on the sale of branches in Michigan’s Upper Peninsula.
     For the full year, fees and other income were $3.3 billion in 2005, down from $3.7 billion in 2004, exclusive of the gain on the sale of National Processing. Fees and other income for 2004 contained $409 million of payment processing revenue which was substantially eliminated with the sale of National Processing. Other divestiture activity affecting year-over-year comparisons include a $16 million gain on the sale of Madison Bank & Trust in 2005, versus a $62 million gain on the sale of the Bond Trust Administration business in 2004, and the gain on the sale of Michigan branches described above.
     Mortgage banking revenue for 2005 was $1.1 billion compared with $1.2 billion in 2004, inclusive of net MSR pretax hedging gains of $286 million and $388 million, respectively. $88.6 billion of conforming and nonconforming mortgages were originated in 2005, compared to $94.8 billion in the prior year.
Noninterest Expense
     Noninterest expense was $1.3 billion for the fourth quarter of 2005, up $113 million from the third quarter of 2005, and $25 million from the year earlier period. The fourth quarter of 2005 included $56 million of severance and other costs related to the Corporation’s Best In Class initiative and a $30 million charitable contribution. The fourth quarter of 2004 contained $17 million of expenses associated with the sale of National Processing and $39 million of acquisition integration expenses.
     For the year 2005, noninterest expense was $4.8 billion, compared with $4.5 billion in 2004, including the full year effect of acquisitions completed during 2004, as well as the items described above. In addition, noninterest expense for 2005 included $45 million of acquisition integration costs, a $29 million one-time adjustment for lease accounting, and $19 million of impairment charges on buildings to be sold, partially offset by a $22 million insurance settlement for previously incurred auto lease residual losses. Noninterest expense for 2004
(more)

included $74 million of acquisition integration costs, as well as expenses associated with National Processing, which was sold in October 2004.
Income Tax Expense
     The effective tax rate for 2005 was 33% compared with 32% for 2004. The effective tax rate in 2004 reflects a lower rate applied to the gain on the sale of National Processing. In addition, $11 million of net tax benefits were recognized in 2005 ($25 million in the fourth quarter), versus $67 million in 2004 ($44 million in the fourth quarter), based on the regular reassessment of required tax accruals.
Credit Quality
     The provision for credit losses for the fourth quarter of 2005 was $132 million compared with $56 million in the preceding quarter and $81 million in the fourth quarter of 2004. The linked quarter and year-over-year increase reflects higher commercial and consumer net charge-offs, as well as a $20 million one-time provision for estimated consumer bankruptcy losses that have not yet been realized. Net charge-offs were $138 million in the fourth quarter of 2005, compared with $83 million and $104 million in the preceding period and the year-earlier periods, respectively.
     For the full year, the loan loss provision for 2005 was $284 million, down from $323 million last year, reflecting improvement in commercial credit quality, offset somewhat by a higher level of consumer losses. Net charge-offs were $380 million in 2005 compared with $346 million a year ago. The higher charge-offs in 2005 were due to losses resulting from higher consumer bankruptcies, as noted above.
     Nonperforming assets were $596 million at December 31, 2005, up from $563 million at December 31, 2004. The increase in nonperforming loans reflects growth in the loan portfolio and the classification of certain airline related credits to nonperforming status. As a percentage of period-end portfolio loans, nonperforming assets were .56% at both December 31, 2005 and 2004. The allowance for loan losses at December 31, 2005 was $1.1 billion, or 1.03% of portfolio loans compared with $1.2 billion or 1.19% of portfolio loans as of December 31, 2004.
(more)

Balance Sheet
     At December 31, 2005, total assets were $142.4 billion, and stockholders’ equity was $12.6 billion or 8.86% of assets. Tangible common equity as a percentage of tangible assets was 6.57%, consistent with the preceding quarter and previously stated targets for this ratio, versus 6.83% a year ago. The decrease in the tangible common equity ratio in 2005 was mainly due to share repurchases.
     The Corporation repurchased 14.7 million shares of its common stock during the fourth quarter of 2005, bringing the repurchases for the full year to 43.5 million shares. As of December 31, 2005, the Corporation had authorization to repurchase an additional 33.6 million shares. Management intends to continue repurchases in 2006, subject to market conditions and maintenance of targeted capital ratios.
     At December 31, 2005, total deposits were $84.0 billion, including core deposits of $68.4 billion.
     In December 2005, the Corporation signed a definitive agreement to purchase privately-held Forbes First Financial Corporation, a bank holding company with approximately $500 million of assets, operating eight branches and three limited service locations in the St. Louis, Missouri market. Completion of this transaction is expected to occur in the second quarter of 2006, subject to shareholder and regulatory approvals.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in
(more)

existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
Conference Call
     Mr. Daberko, along with Jeffrey D. Kelly, vice chairman and chief financial officer, will host a conference call on January 17, 2006 at 11:00 a.m. (ET) to discuss the fourth quarter and full year 2005 results. Interested parties may access the conference call by dialing 800-230-1096. The conference call and supplemental materials will also be accessible via the Corporation’s Web site, nationalcity.com. The call will be open to the public in a listen-only mode, with participants encouraged to call in approximately 15 minutes prior to the event. Questions may be submitted by e-mail to investor.relations@nationalcity.com prior to or during the conference.
     A replay of the conference call will be available at 2:30 p.m. (ET) on January 17, 2006, until midnight (ET) on January 24, 2006, accessible by dialing 800-475-6701 (international 320-365-3844), passcode 801537 or via the Company’s website.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance
(more)

and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
(more)

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

	2005				2004				2003	For the Year
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2005	2004	2003

EARNINGS
Tax-equivalent interest income	$2,113	$2,034	$1,865	$1,751	$1,727	$1,601	$1,387	$1,338	$1,407	$7,763	$6,053	$5,994
Interest expense	921	827	694	594	509	424	335	325	375	3,036	1,593	1,630

Tax-equivalent net interest income	1,192	1,207	1,171	1,157	1,218	1,177	1,052	1,013	1,032	4,727	4,460	4,364
Provision for credit losses	132	56	26	70	81	98	61	83	148	284	323	638

Tax-equivalent NII after provision for credit losses	1,060	1,151	1,145	1,087	1,137	1,079	991	930	884	4,443	4,137	3,726
Fees and other income	768	748	976	785	1,442	1,021	849	1,109	979	3,277	4,421	3,546
Securities gains (losses), net	9	(1)	5	14	11	3	5	—	10	27	19	47
Noninterest expense	1,271	1,158	1,181	1,145	1,247	1,211	1,049	965	1,034	4,755	4,472	4,053

Income before taxes and tax-equivalent adjustment	566	740	945	741	1,343	892	796	1,074	839	2,992	4,105	3,266
Income taxes	161	254	311	250	376	293	272	357	288	976	1,298	1,120
Tax-equivalent adjustment	7	8	9	7	7	8	5	7	7	31	27	29

Net income	$398	$478	$625	$484	$960	$591	$519	$710	$544	$1,985	$2,780	$2,117

Effective tax rate	28.6%	34.8%	33.2%	34.1%	28.1%	33.2%	34.4%	33.5%	34.6%	33.0%	31.8%	34.6%
PER COMMON SHARE
Net income:
Basic	$.65	$.75	$.98	$.75	$1.48	$.88	$.84	$1.17	$.89	$3.13	$4.37	$3.46
Diluted	.64	.74	.97	.74	1.46	.86	.83	1.16	.88	3.09	4.31	3.43
Dividends paid	.37	.37	.35	.35	.35	.35	.32	.32	.32	1.44	1.34	1.25
Book value	20.51	20.54	20.42	19.82	19.80	18.98	16.86	16.25	15.39
Market value (close)	33.57	33.44	34.12	33.50	37.55	38.62	35.01	35.58	33.94
Average shares:
Basic	618.2	635.9	636.9	643.0	652.9	663.3	619.1	605.9	607.6	633.4	635.5	611.2
Diluted	625.4	644.7	644.1	652.5	666.3	677.1	625.5	612.6	612.7	641.6	645.5	616.4
PERFORMANCE RATIOS
Return on average common equity	12.57%	14.59%	19.65%	15.35%	29.71%	19.00%	20.13%	29.58%	22.99%	15.54%	24.56%	23.60%
Return on average total equity	12.59	14.61	19.66	15.37	29.72	19.01	20.13	29.58	22.99	15.55	24.57	23.60
Return on average assets	1.10	1.31	1.80	1.42	2.77	1.76	1.80	2.61	1.88	1.40	2.23	1.79
Net interest margin	3.74	3.72	3.76	3.78	4.01	3.97	4.03	4.11	3.99	3.74	4.02	4.08
Efficiency ratio	64.85	59.25	55.03	58.94	46.85	55.11	55.15	45.50	51.42	59.41	50.35	51.24
LINE OF BUSINESS (LOB) RESULTS
Net Income:
National City Mortgage	$20	$26	$153	$85	$13	$139	$17	$273	$263	$284	$442	$939
Rest of National City (RONC):
Consumer and Small Business Financial Services	157	201	182	159	181	177	166	153	143	699	677	615
Wholesale Banking	193	204	191	182	192	166	164	140	81	770	662	329
National Consumer Finance	129	126	146	158	131	166	178	164	91	559	639	419
Asset Management	14	19	26	21	18	26	64	25	23	80	133	93
National Processing	—	—	—	—	(9)	17	14	12	15	—	34	49
Parent and Other	(115)	(98)	(73)	(121)	434	(100)	(84)	(57)	(72)	(407)	193	(327)

Total RONC	378	452	472	399	947	452	502	437	281	1,701	2,338	1,178

Total Consolidated National City Corporation	$398	$478	$625	$484	$960	$591	$519	$710	$544	$1,985	$2,780	$2,117

LOB Contribution to Diluted Earnings Per Share:
National City Mortgage	$.03	$.04	$.24	$.13	$.01	$.20	$.02	$.45	$.42	$.44	$.68	$1.52
Rest of National City (RONC):
Consumer and Small Business Financial Services	.26	.31	.28	.24	.27	.26	.27	.25	.23	1.09	1.05	1.00
Wholesale Banking	.30	.32	.30	.28	.29	.25	.26	.23	.13	1.20	1.03	.53
National Consumer Finance	.20	.20	.23	.24	.20	.24	.28	.27	.15	.87	.99	.68
Asset Management	.02	.03	.04	.03	.03	.04	.10	.04	.04	.12	.21	.15
National Processing	—	—	—	—	(.01)	.02	.02	.02	.03	—	.05	.08
Parent and Other	(.17)	(.16)	(.12)	(.18)	.67	(.15)	(.12)	(.10)	(.12)	(.63)	.30	(.53)

Total RONC	.61	.70	.73	.61	1.45	.66	.81	.71	.46	2.65	3.63	1.91

Total Consolidated National City Corporation	$.64	$.74	$.97	$.74	$1.46	$.86	$.83	$1.16	$.88	$3.09	$4.31	$3.43

9

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

	2005				2004				2003	For the Year
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2005	2004	2003

CREDIT QUALITY STATISTICS
Net charge-offs	$138	$83	$72	$87	$104	$97	$63	$82	$150	$380	$346	$609
Provision for credit losses	132	56	26	70	81	98	61	83	148	284	323	638
Loan loss allowance	1,094	1,108	1,125	1,179	1,188	1,178	1,028	1,011	1,023
Lending-related commitment allowance	84	88	100	93	100	127	117	115	102
Nonperforming assets	596	585	572	578	563	628	544	606	657
Annualized net charge-offs to average portfolio loans	.52%	.30%	.27%	.35%	.41%	.41%	.30%	.42%	.76%	.36%	.39%	.80%
Loan loss allowance to period-end portfolio loans	1.03	1.02	1.05	1.15	1.19	1.21	1.21	1.26	1.29
Loan loss allowance to nonperforming portfolio loans	223.11	230.08	238.64	245.11	256.92	234.48	234.09	200.41	186.09
Loan loss allowance (period-end) to annualized net charge-offs	199.42	336.67	391.50	330.46	290.31	302.46	407.33	305.75	171.81	287.26	343.81	167.82
Nonperforming assets to period-end portfolio loans and other nonperforming assets	.56	.54	.53	.56	.56	.64	.64	.76	.83
CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	7.44%	7.68%	7.96%	7.91%	8.25%	8.23%	9.02%	9.36%	8.79%
Total risk-based capital(1)	10.56	10.78	11.20	11.25	11.79	11.86	13.07	13.67	13.12
Leverage(1)	6.83	7.03	7.36	7.22	7.31	7.35	7.90	8.19	7.43
Period-end equity to assets	8.86	8.80	9.02	8.97	9.18	9.14	8.82	8.83	8.18
Period-end tangible common equity to assets (2)	6.57	6.57	6.75	6.65	6.83	6.71	7.64	7.88	7.23
Average equity to assets	8.78	8.95	9.13	9.23	9.31	9.24	8.94	8.81	8.19	9.02%	9.10%	7.57%
Average equity to portfolio loans	11.79	11.98	12.16	12.62	12.96	12.95	12.50	12.20	12.04	12.13	12.69	11.83
Average portfolio loans to deposits	126.68	127.88	130.12	124.24	118.81	115.64	114.14	120.41	116.46	127.23	117.18	110.78
Average portfolio loans to core deposits	156.15	158.32	154.90	150.92	145.55	141.36	132.88	135.63	133.32	155.12	139.13	129.18
Average portfolio loans to earning assets	83.41	83.59	84.13	82.45	81.54	80.57	79.26	80.09	75.49	83.40	80.42	70.98
Average securities to earning assets	6.00	5.75	6.21	6.67	7.44	7.79	6.01	6.27	5.99	6.15	6.94	6.42
AVERAGE BALANCES
Assets	$142,983	$144,967	$139,673	$138,516	$138,030	$133,703	$116,027	$109,599	$114,628	$141,556	$124,403	$118,525
Portfolio loans	106,433	108,386	104,908	101,283	99,127	95,425	82,942	79,154	77,963	105,275	89,207	75,871
Loans held for sale or securitization	11,172	11,570	10,109	11,502	11,503	11,861	13,910	12,323	17,680	11,090	12,395	22,837
Securities (at cost)	7,657	7,450	7,746	8,195	9,044	9,230	6,290	6,197	6,187	7,759	7,698	6,864
Earning assets	127,608	129,659	124,691	122,847	121,574	118,433	104,646	98,828	103,280	126,224	110,921	106,898
Core deposits	68,160	68,462	67,728	67,109	68,105	67,506	62,420	58,360	58,479	67,869	64,118	58,733
Purchased deposits and funding	58,661	59,567	55,859	54,713	53,030	49,907	40,080	38,253	43,267	57,217	45,351	47,072
Total equity	12,549	12,980	12,752	12,779	12,847	12,359	10,370	9,659	9,390	12,765	11,316	8,972
PERIOD-END BALANCES
Assets	$142,397	$146,750	$144,143	$140,982	$139,414	$136,615	$117,180	$111,544	$114,102
Portfolio loans	106,039	108,910	106,808	102,932	100,271	97,554	84,630	80,001	79,344
Loans held for sale or securitization	9,667	11,942	11,539	11,639	12,430	10,745	12,467	12,478	15,368
Securities (at fair value)	7,875	7,568	7,694	8,085	8,765	9,338	6,159	6,540	6,525
Core deposits	68,408	67,738	67,922	68,336	67,297	67,003	61,851	60,030	58,922
Purchased deposits and funding	56,564	61,839	58,639	55,274	55,282	52,535	41,473	37,343	41,983
Total equity	12,613	12,920	13,002	12,643	12,804	12,492	10,335	9,854	9,329

(1)	Fourth quarter 2005 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets

10